Conference Call 2Q24-Results

Disclaimer and Forward-Looking Statement This presentation may contain forward-looking statements within the meaning of federal securities law that are subject to risks and uncertainties. These statements are only predictions based upon our current expectations and projections about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “seek,” “forecast,” or the negative of these terms or other similar expressions. The forward-looking statements are based on the information currently available to us. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, among others things: changes in general economic, political, governmental and business conditions globally and in Argentina, changes in inflation rates, fluctuations in the exchange rate of the peso, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. You should not rely upon forward-looking statements as predictions of future events. Although we believe in good faith that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Any or all of Loma Negra’s forward-looking statements in this release may turn out to be wrong. You should consider these forward-looking statements in light of other factors discussed under the heading “Risk Factors” in Company’s Annual Report on Form 20-F, as well as periodic filings made on Form 6-K, which are filed with or furnished to the United States Securities and Exchange Commission. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. The Company presented some figures converted from Argentine pesos to U.S. dollars for comparison purposes. The exchange rate used to convert Pesos to U.S. dollars was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars. The information presented in U.S. dollars is for the convenience of the reader only. Certain figures included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures presented in previous quarters. Note: Loma Negra’s financial information has been prepared in accordance with the Argentine Securities Commission (Comisión Nacional de Valores-CNV) and with International Financial Reporting Standards. Following the categorization of Argentina as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with IFRS. Consequently, starting July 1, 2018, the Company is reporting results applying IFRS rule IAS 29. IAS 29 requires that results of operations in hyperinflationary economies are reported as if these economies were highly inflationary as of January 1, 2018, and thus year-to-date, together with comparable results, should be restated adjusting for the change in general purchasing power of the local currency, using official indices. For comparison purposes and a better understanding of our underlying performance, in addition to presenting ‘As Reported’ results, we are also disclosing selected figures as previously reported excluding rule IAS 29. Additional information in connection with the application of rule IAS 29 can be found in our earnings report. 1

Solid Quarterly Results 2Q24 Highlights Cement business Although shipments showed a significant drop YoY, the sequential trend shows a recovery that became more pronounced towards the end of the period. In this context, LOMA is presenting excellent results with a significant improvement in margin. As reported results Net revenues reached Ps. 136.1 billion, down 28.0% (US$ 147 million) Adjusted EBITDA stood at Ps. 38.3 billion, down 11.7% (US$ 51 million) Net Profit of Ps. 29.6 billion Consolidated Adjusted EBITDA margin jumped to 28.1%, with an expansion of 520 bps YoY from 22.9%, and improving 552 bps on a sequential basis. Balance sheet remains robust, with Net Debt of US$ 217 million, representing a Net Debt/LTM Adjusted EBITDA ratio of 1.26x compared with 1.40x in FY23. Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 2

• Macro & Industry context • Revenues and Volumes 3

Steady Recovery Signs Since March Bottom -9.9 10.4 5.0 -1.6 -3.7 3.2 2.6 -5.1 -0.5 0.5 0.8 20 20 20 21 20 22 20 23 20 24 e 20 25 e 20 26 e 1Q 24 2Q 24 e 3Q 24 e 4Q 24 e GDP Growth1 (YoY Growth, %) Ap r Fe b Ja n M ar M ay N ovJu n Au g D ec Se p O ct 2019 20222020 2021 2024 Monthly Industry Cement Sales3 (‘000 tons) 2023 4 -3 -6 -3 -5 3 -2 -12 -22 -25 -42 -37 -33 -2 -7 -2 -8 0 -11 -13 -20 -23 -43 -36 -27 -33 -14 Ju n’ 23 Ju l’2 3 Ag o’ 23 Se p’ 23 O ct ’2 3 N ov ’2 3 D ic ’2 3 Ja n’ 24 Fe b’ 24 M ar ’2 4 Ap r’ 24 M ay ’2 4 Ju n’ 24 Ju l’2 4 ISAC Cement Industry Ju l Industry Cement Sales by Type3 (%) Construction Activity2 & Monthly Industry Cement Sales3 (YoY Growth, %) (1) Source INDEC and BCRA (Argentina Central Bank) Market Expectations (REM) (2) Source INDEC: Construction activity indicator, ISAC (Indicador Sintético de la Actividad) . (3) Based on AFCP which reports standalone cement sales, while Loma Negra reports Cement, Masonry and lime sales (4) Jun and Jul’ 24 : As of the date of this presentation, ISAC figures were not released 61% 39% Bag Bulk 4 4

Top line contraction Volume decline in 2Q with signs of recovery Revenue Performance: Cement, masonry & lime: decreased 26.1% YoY, with volumes contracting 32.5% partially compensated by a strong price performance Concrete: down 47.1% YoY. Volumes decreased 45.2% Railroad: decreased 14.5% YoY. Volumes down 22.5%, while the price had a positive dynamic Aggregates: decreased 35.6% YoY, with volumes down 24.9%, following the trend of Concrete. 2Q24 2Q23 % Chg. Cement, masonry & lime MM Tn 1.09 1.61 -32.5% Concrete MM m3 0.09 0.17 -45.2% Railroad MM Tn 0.83 1.07 -22.5% Aggregates MM Tn 0.22 0.30 -24.9% 2Q24 2Q23 % Chg. 120,990 163,722 -26.1% 10,944 20,697 -47.1% 12,648 14,796 -14.5% 3,447 5,353 -35.6% Sales Volumes (1) Revenues (AR$ million) (2) Total Net Revenues 136,102 189,151 -28.0% (1) Sales volumes include inter-segment sales (2) Sales revenues include inter-segment sales and Other segments 5

• Business Performance 6

Margin expansion amid Gross Profit decrease Consolidated gross profit declined 18.1% YoY, with gross margin expansion of 329 bps to 27.0%. In the Cement Segment, the positive price dynamic and tight cost control, coupled with lower depreciation, partially offset the lower sales volumes. The margin also expanded in the Railroad segment, while Concrete and Aggregate showed strong contractions. SG&A decreased 28.5% YoY on the back of lower salaries, turnover tax and freights due to lower sales, and a decrease in insurance costs. As a percentage of sales reached 9.4%, remaining flat YoY. 44,834 36,735 2Q23 2Q24 Gross Profit & Margin 17,807 12,726 2Q23 2Q24 Selling, General & Administrative As a % of Sales AR$ Million AR$ Million Gross Margin 27.0%23.7% 9.4% 9.4% 7

43,356 38,271 2Q23 2Q24 EBITDA Margin Increase Despite Volume Contraction Down 11.7% in 2Q24 when measured in Ps. 51 28.1Consolidated Adjusted EBITDA Million US$ Cons. Adj. EBITDA Margin % Up 520 bps. YoY By segments Cement, masonry cement and lime segment Adjusted EBITDA margin stood at 31.5%, posting an expansion of 565 bps YoY, also improving on a sequential basis Concrete Adjusted EBITDA contracted 796 bps and stood at -5.3% from 2.7% in 2Q23 Railroad Adjusted EBITDA margin expanded 553 bps YoY to 6.3% mainly explained by a positive price performance Aggregates Adjusted EBITDA margin dropped sharply 1,603 bps to negative 10,8% from 5.3% in 2Q23 Adjusted EBITDA & Margin AR$ Million US$ million 22.9% Adjusted EBITDA Margin 28.1% 5163 Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 8

• Bottom line • Financial performance 9

Net Profit Boosted by Operational Performance & Financial Gain Net Profit breakdown: Adjusted EBITDA decreased by 11.7% YoY Total finance gain of Ps. 24.0 billion in 2Q24 compared to a net cost of Ps. 11.3 billion in 2Q23 Foreign exchange loss of Ps. 9.0 billion in 2Q24, compared to Ps. 19.3 billion loss in 2Q23, due to a slower pace of devaluation Gain on net monetary position was Ps. 49.9 billion in 2Q24 compared to Ps. 37.7 billion in 2Q23, mainly due to a higher passive position and the effect of inflation adjustments Net Financial expense stood at Ps. 16.9 billion compared to a Ps. 29.7 billion loss in the same period of 2023, primarily due to lower interest rate and lower debt position in real terms Net Profit Attributable to Owners of the Company in 2Q24 was Ps. 29.6 billion, up from a gain of Ps. 9.5 billion in 2Q23 9,452 29,629 2Q23 2Q24 Net Profit (Loss) Attributable to Owners AR$ Million -11,267 24,000 2Q23 2Q24 Finance Gain (Costs), net AR$ Million Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 10

Solid Balance Sheet With Low Level of Indebtedness

- **Cash position and Investments** of Ps. 3.1 billion and total debt at Ps. 201.0 billion as of end of 2Q24
- **Net Debt** of Ps. 197.9 billion (US$ 217 MM)
- **Net Debt/ LTM Adj. EBITDA ratio** down to 1.26x in 2Q24 compared with 1.40x in FY23
- In 2Q24, the cash generated in **Operating Activities** reached Ps. 16.0 billion from a generation of cash of Ps. 44.2 billion in 2Q23, mainly attributable to higher working capital needs during the quarter and lower operational result.
- **Capital expenditures** of Ps. 16.3 billion in 2Q24, mainly due to maintenance capex and the 25kg bags project

Cash Flow Highlights

amounts expressed in millions of pesos	2Q24	2Q23
Net cash generated by (used in) operating activities	**15,997**	**44,151**
Net cash used in investing activities	**(16,646)**	**(11,535)**
Net cash (used in) generated by financing activities	**(2,118)**	**(19,973)**
Cash and cash equivalents at the end of the period	**3,080**	**89,512**

Debt Maturity schedule (principal)


Ps.
USD
US$ Million
3
75
7
72
65
Cash Position
3Q24
4Q24
2025
2026

Debt by Currency


US$ 220 MM
US$ 63%
Ps. 37%

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

11

2024 Outlook 12

Outlook After a rough start of the year, where the macro environment severely affected cement dispatches, in the second quarter we started to see clear sign of recovery, consolidating in the resent months. Focus on our expertise and operational efficiencies, LOMA managed to deliver another strong quarter, with significant margin expansion. We are optimistic that the level of activity will continue this positive trend of recovery. The normalization of key economic variables, such as the sharp drop in inflation and FDI-oriented measures, among other initiatives, leads us to believe that the construction industry has an amazing opportunity ahead. 13

Financial Tables 14

Adjusted EBITDA Reconciliation & Margin Table 4: Adjusted EBITDA Reconciliation & Margin (amounts expressed in millions of pesos, unless otherwise noted) 2024 2023 % Chg. 2024 2023 % Chg. Adjusted EBITDA reconciliation: Net profit (Loss) 29,584 9,076 225.9% 89,701 33,027 171.6% (+) Depreciation and amortization 13,807 14,791 -6.7% 25,752 29,754 -13.5% (+) Tax on debits and credits to bank accounts 1,440 2,276 -36.7% 2,918 4,272 -31.7% (+) Income tax expense 17,441 5,946 193.3% 53,168 13,858 283.7% (+) Financial interest, net 13,478 26,991 -50.1% 33,935 42,071 -19.3% (+) Exchange rate differences, net 9,007 19,262 -53.2% 18,799 33,633 -44.1% (+) Other financial expenses, net 3,434 2,709 26.8% 12,354 7,087 74.3% (+) Gain on net monetary position (49,919) (37,694) 32.4% (167,575) (71,436) 134.6% Adjusted EBITDA 38,271 43,356 -11.7% 69,052 92,267 -25.2% Adjusted EBITDA Margin 28.1% 22.9% +520 bps 25.4% 24.6% +81 bps Three-months ended June 30, Six-months ended June 30,

Balance Sheet As of March 31, As of December, 31 2024 2023 ASSETS Non-current assets Property, plant and equipment 864,441 866,734 Right to use assets 2,934 4,578 Intangible assets 2,502 2,850 Investments 57 57 Goodwill 571 571 Inventories 47,161 40,755 Other receivables 5,693 3,322 Total non-current assets 923,359 918,869 Current assets Inventories 165,845 137,500 Other receivables 18,661 39,097 Trade accounts receivable 44,463 40,897 Investments 228 3,075 Cash and banks 2,852 9,031 Total current assets 232,049 229,600 TOTAL ASSETS 1,155,409 1,148,469 Table 8: Condensed Interim Consolidated Statements of Financial Position (amounts expressed in millions of pesos, unless otherwise noted) SHAREHOLDER'S EQUITY Capital stock and other capital related accounts 219,001 219,279 Reserves 309,683 297,322 Retained earnings 89,805 12,361 Accumulated other comprehensive income - - Equity attributable to the owners of the Company 618,489 528,962 Non-controlling interests (136) (32) TOTAL SHAREHOLDER'S EQUITY 618,353 528,930 LIABILITIES Non-current liabilities Borrowings 124,628 198,012 Accounts payables - - Provisions 8,889 12,119 Salaries and social security payables 188 947 Debts for leases 1,925 4,985 Other liabilities 542 859 Deferred tax liabilities 210,694 191,637 Total non-current liabilities 346,867 408,558 Current liabilities Borrowings 76,367 66,920 Accounts payable 59,827 102,929 Advances from customers 3,596 7,878 Salaries and social security payables 10,579 15,953 Other liabilities - Related companies - - Tax liabilities 32,361 5,305 Debts for leases 1,116 2,183 Other liabilities 6,345 9,812 Total current liabilities 190,189 210,980 TOTAL LIABILITIES 537,056 619,539 TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES 1,155,409 1,148,469

Income Statement

Table 9: Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income (unaudited)

(amounts expressed in millions of pesos, unless otherwise noted)

	Three-months ended June 30,			Six-months ended June 30,		
	2024	2023	% Change	2024	2023	% Change
Net revenue	136,102	189,151	-28.0%	272,276	375,816	-27.6%
Cost of sales	(99,367)	(144,317)	-31.1%	(201,114)	(279,736)	-28.1%
Gross Profit	**36,735**	**44,834**	**-18.1%**	**71,162**	**96,080**	**-25.9%**
Selling and administrative expenses	(12,726)	(17,807)	-28.5%	(28,423)	(34,638)	-17.9%
Other gains and losses	455	1,538	-70.4%	561	1,071	-47.6%
Tax on debits and credits to bank accounts	(1,440)	(2,276)	-36.7%	(2,918)	(4,272)	-31.7%
Finance gain (cost), net						
Gain on net monetary position	49,919	37,694	32.4%	167,575	71,436	134.6%
Exchange rate differences	(9,007)	(19,262)	-53.2%	(18,799)	(33,633)	-44.1%
Financial income	253	3,447	-92.7%	524	9,476	-94.5%
Financial expenses	(17,164)	(33,147)	-48.2%	(46,813)	(58,634)	-20.2%
Profit (loss) before taxes	**47,025**	**15,022**	**213.0%**	**142,869**	**46,885**	**204.7%**
Income tax expense						
Current	(20,301)	(4,734)	328.8%	(34,110)	(11,805)	188.9%
Deferred	2,860	(1,211)	n/a	(19,058)	(2,053)	828.2%
Net Profit (Loss)	**29,584**	**9,076**	**225.9%**	**89,701**	**33,027**	**171.6%**
Net Profit (Loss) for the period attributable to:						
Owners of the Company	29,629	9,452	213.5%	89,805	33,697	166.5%
Non-controlling interests	(45)	(376)	-87.9%	(104)	(671)	-84.5%
NET PROFIT (LOSS) FOR THE PERIOD	**29,584**	**9,076**	**225.9%**	**89,701**	**33,027**	**171.6%**
Earnings per share (basic and diluted):	**50.7804**	**16.2010**	**213.4%**	**153.9131**	**57.7486**	**166.5%**

Statement of Cash Flows Table 7: Condensed Interim Consolidated Statement of Cash Flows (amounts expressed in millions of pesos, unless otherwise noted) 2024 2023 2024 2023 CASH FLOWS FROM OPERATING ACTIVITIES Net Profit (Loss) 29,584 9,076 89,701 33,027 Adjustments to reconcile net profit (loss) to net cash provided by operating activities 4,608 27,279 (33,837) 47,226 Changes in operating assets and liabilities (18,195) 7,796 (49,037) (14,750) Net cash generated by (used in) operating activities 15,997 44,151 6,827 65,503 CASH FLOWS FROM INVESTING ACTIVITIES Proceeds from disposal of Yguazú Cementos S.A. - 430 - 893 Property, plant and equipment, Intangible Assets, net (16,301) (11,686) (26,362) (19,798) Contributions to Trust (345) (278) (403) (717) Net cash used in investing activities (16,646) (11,535) (26,765) (19,622) CASH FLOWS FROM FINANCING ACTIVITIES Proceeds / Repayments from borrowings, Interest paid (2,118) 68,192 17,403 145,128 Dividends paid - (88,165) - (107,766) Share repurchase plan (0) - (491) - Net cash generated by (used in) by financing activities (2,118) (19,973) 16,912 37,362 Net increase (decrease) in cash and cash equivalents (2,766) 12,643 (3,027) 83,243 Cash and cash equivalents at the beginning of the year 6,890 89,302 12,106 27,493 Effect of the re-expression in homogeneous cash currency ("Inflation-Adjusted") (1,100) (14,385) (6,394) (23,852) Effects of the exchange rate differences on cash and cash equivalents in foreign currency 56 1,951 394 2,628 Cash and cash equivalents at the end of the period 3,080 89,512 3,080 89,512 Six-months ended June 30,Three-months ended March 31,

IR Contact Marcos I. Gradin Chief Financial Officer and Investor Relations Diego M. Jalón Head of Investor Relations investorrelations@lomanegra.com Thank you!